Exhibit 99.2
1049 Camino Dos Rios
Thousand Oaks, CA 91360
NewsRelease
Teledyne Appoints Vince Morales to Board of Directors

THOUSAND OAKS, Calif. – October 26, 2021 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Vincent J. Morales, current Senior Vice President and Chief Financial Officer of PPG (NYSE:PPG), to the company’s Board of Directors, effective November 1, 2021. The addition of Mr. Morales raises the number of Board members to 11.

Mr. Morales joined PPG in 1985, ultimately serving as its Chief Financial Officer since March 2017. During his time at PPG, Mr. Morales progressed through a variety of accounting and finance roles, encompassing controllership, investor relations, treasury and company-wide business finance. In his current role, Mr. Morales is part of PPG’s five-person Executive Committee that is responsible for establishing and executing the company’s overall strategy.

“I have known Vince for over 25 years, starting during my tenure as a PPG Board member,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “With his experience spanning finance, operations, investor relations and acquisitions, Vince is an excellent addition to Teledyne’s Board of Directors.”

Throughout Mr. Morales’ more than 30 years at PPG, he played a key role in the company’s transformation from a diversified industrial conglomerate to a focused, leading provider of paints, coatings and specialty materials.

Mr. Morales earned a Bachelor of Science in accounting from Robert Morris University and a Master of Business Administration from the Ohio State University.
Teledyne is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.
Investor Contact:        Jason VanWees
(805) 373-4542